EXHIBIT 99.1

Mid Penn Bancorp, Inc. Reports Second Quarter Earnings Growth of 13%

MILLERSBURG, Pa., July 22, 2010 (GLOBE NEWSWIRE) -- Mid Penn Bancorp, Inc. ("Mid Penn") (Nasdaq:MPB), the parent company of Mid Penn Bank, today reported earnings available to common shareholders for the second quarter of $662,000, or $0.19 per common share, an increase of 13.4% over the net income available to common shareholders of $584,000, or $0.17 per common share, reported during the same period of 2009. Through the first six months of 2010, Mid Penn's earnings available to common shareholders were $1,269,000, or $0.36 per common share. During the same period in 2009, Mid Penn recorded earnings available to common shareholders of $669,000, or $0.19 per common share. Mid Penn also reported increases of 20.2% in deposits, 6.2% in total assets, and 0.9% in net loans for the period ended June 30, 2010, over the same period in 2009.

2010 Financial Highlights
(dollars in thousands, except per share data)

	06/30/10	06/30/09	% Change

Total Assets	$ 615,496	$ 579,416	6.2%

Total Loans (net)	464,671	460,679	0.9%

Total Deposits	532,120	442,574	20.2%

	Quarter Ended			Year-to-Date Ended

	06/30/10	06/30/09	% Change	06/30/10	06/30/09	% Change

Net Interest Income	$ 5,025	$ 4,731	6.2%	$ 9,526	$ 8,687	9.7%

Net Income Available to Common Shareholders	662	584	13.4%	1,269	669	89.7%

Diluted Earnings per Common Share	0.19	0.17	11.8%	0.36	0.19	89.5%

Return on Average Equity	6.65%	5.65%	17.7%	6.48%	3.51%	84.6%

President's Statement

I am pleased to report continued progress in Mid Penn's performance, both for the second quarter of 2010 and for the first six months of 2010, compared to the same time periods in 2009. Net interest income, net income available to common shareholders, diluted earnings per common share, return on average equity, and total deposits all showed considerable growth as evidenced by the table above. Our success in core deposit growth has driven down the cost of funds, which in turn has improved net interest margin and net interest income -- our key source of income.

Driving down the cost of funds and improving net interest income is important but, as we found out in 2009, another key to Mid Penn's success is asset quality. While the provision for loan and lease losses was up considerably in the second quarter of 2010 versus the second quarter of 2009, it is down 23.2% through the first six months of 2010 compared to the same period in 2009.  We continue to recognize and address, in a responsible manner, any issues in our loan portfolio, as they become known to us. We believe the quality of the loan portfolio is stabilizing and will soon be improving. A demonstration of this is our nonperforming asset ratio, which while up substantially from the second quarter of 2009 to the second quarter of 2010, decreased from 4.40% of loans in the first quarter of 2010, to 4.10% in the second quarter of 2010.  This is the first improvement in this ratio in several quarters. Our immediate focus in the loan area has been, and will continue to be, to drive the nonperforming asset ratio down to a more acceptable and manageable level. While some loans may deteriorate in the coming months, we feel the worst is behind us and the trend in asset quality is encouraging.

The trend in operating expenses is also encouraging.  Total noninterest expense for the second quarter of 2010 was down 6.6% from the same period in 2009, and up a marginal 1.4% through the first six months of 2010 compared to the same period in 2009.  In this environment of dramatically increased direct and indirect regulatory costs, the spending discipline policy we committed to last year is working.

I also announce today that we will continue to suspend the dividend for this quarter. With each successful quarter, we are getting closer to the time when a dividend will be restored.

Our performance in the second quarter and through the first six months of 2010 gives us reason for optimism, but not yet celebration. Continued improvement in asset quality and earnings, and a restoration of the dividend, will mark our true return to the performance our shareholders have come to expect. Until we get there, I personally thank you for your patience and hope you share my confidence that we are on the correct path.

Income Statement

	Three months ended June 30,			Six months ended June 30,
(dollars in thousands,
except per share data)	2010	2009	% Change	2010	2009	% Change
Net Interest Income	$ 5,025	$ 4,731	6.2%	$ 9,526	$ 8,687	9.7%
Provision for Loan and Lease Losses	925	479	93.1%	1,085	1,412	-23.2%
Total Revenues	8,587	8,854	-3.0%	16,756	17,360	-3.5%
Total Noninterest Expenses	4,053	4,341	-6.6%	8,321	8,209	1.4%
Net Income Available to Common Shareholders	662	584	13.4%	1,269	669	89.7%
Diluted Earnings per Common Share	0.19	0.17	11.8%	0.36	0.19	89.5%

Net income available to common shareholders for the second quarter of 2010 was $662,000, an increase of $78,000 over net income available to common shareholders of $584,000 in the second quarter of 2009. Year-to-date, net income available to common shareholders totaled $1,269,000 for 2010, an increase of $600,000, or 89.7%, from $669,000 in the same period of 2009. Fully diluted earnings per common share for the second quarter of 2010 was $0.19, an increase from the $0.17 diluted earnings per common share recorded the same period a year ago. Fully diluted earnings per common share during the first six months of 2010 were $0.36, an increase of 89.5% over the $0.19 recorded during the first half of 2009.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2010 totaled $5,025,000, an increase of $294,000, or 6.2% from the $4,731,000 recorded a year ago. Net interest income for the first six months of 2010 also increased from $8,687,000 in 2009 to $9,526,000, an increase of 9.7%. The improvement in net interest income was spurred by growth in average earning assets of 6.1% from the quarter ended June 30, 2009, coupled with a reduction in the average cost of funds from 2.98% during the first six months of 2009, to 2.21% during the first six months of 2010.

The net interest margin on a taxable-equivalent basis for the six months ended June 30, 2010 was 3.49%, up 10 basis points from 3.39% during the same period in 2009. Net interest margin was positively impacted during the period by a decline in the average rate on supporting liabilities, which decreased from 2.98% to 2.21% between the quarters ended June 30, 2009 and 2010, respectively. This reduction was fueled by the decline in rates paid on time deposits of 86 basis points, the repayment of several long-term credit advances, reducing borrowing costs by 60 basis points, and a reduction in the rates paid on money market accounts by 16 basis points.

Noninterest Expenses

Noninterest expenses for the second quarter of 2010 were $4,053,000, down 6.6% from the $4,341,000 recorded during the second quarter of 2009. Noninterest expenses for the six months ended June 30, 2010 were $8,321,000, an increase of 1.4% over $8,209,000 for the same period in 2009. The breakdown of noninterest expenses for the three months and six months ended June 30, 2010, and 2009, respectively, are shown in the following table:

	Three months ended June 30,			Six months ended June 30,
(dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Salaries and employee benefits	$ 2,156	$ 2,021	6.7%	$ 4,262	$ 4,121	3.4%
Occupancy expense, net	195	231	-15.6%	449	436	3.0%
Equipment expense	335	306	9.5%	693	544	27.4%
PA bank shares tax expense	117	100	17.0%	219	201	9.0%
FDIC assessment	203	395	-48.6%	404	523	-22.8%
Legal and professional fees	143	215	-33.5%	281	354	-20.6%
Director fees and benefits expense	78	66	18.2%	154	143	7.7%
Marketing and advertising expense	76	266	-71.4%	143	460	-68.9%
Computer expense	124	120	3.3%	260	223	16.6%
Telephone expense	92	82	12.2%	179	158	13.3%
(Gain) Loss on sale/write-down of foreclosed assets	(12)	4	-400.0%	120	36	233.3%
Intangible amortization	16	16	0.0%	32	32	0.0%
Other expenses	530	519	2.1%	1,125	978	15.0%
Total noninterest expense	$ 4,053	$ 4,341	-6.6%	$ 8,321	$ 8,209	1.4%

The trend in expenses for both the three months and six months ended June 30, 2010 versus the same periods in 2009 are extremely encouraging and reflect our ongoing focus on spending only mission critical dollars. For the second quarter of 2010, the positive variance in expenses was driven primarily by the more measured pace of the FDIC assessment versus the second quarter of 2009, which contained a special assessment as the FDIC made its initial efforts to bolster the insurance fund in the face of increasing bank failures. The second positive area is in marketing and advertising expense. This is Mid Penn's largest discretionary expense and reflects a focus on improving internal product generation efforts rather than widespread market advertising.

The six-month increase of only 1.4% over the same period in 2009 is very rewarding as efforts continue to strengthen the franchise while keeping expenses in check. Again, the FDIC assessment and marketing and advertising expenses showed positive changes as noted above. Another area of impact was the opening in April 2009 of Mid Penn's new operations facility in Halifax and the fourth quarter renovations of the Millersburg office. These projects increased equipment expense, primarily depreciation costs, but provided much needed space for current operations and future growth. The computer expense increase was the result of increased license and service contracts associated with expansions in hardware and software infrastructure necessary to improve products and service levels to customers. Also during the first six months of 2010, Mid Penn wrote down the value of several foreclosed assets to reflect current economic conditions.

Balance Sheet

	June 30,
(dollars in thousands)	2010	2009	% Change
Total Assets	$ 615,496	$ 579,416	6.2%
Total Loans (net)	464,671	460,679	0.9%
Total Deposits	532,120	442,574	20.2%
Total Core Deposits	443,508	339,281	30.7%
Total Borrowings	30,082	80,745	-62.7%

Strong growth in deposits, particularly core deposits, has continued through the first half of 2010. Core deposit growth of 30.7% was a result of a bank-wide focus on providing great customer service, competitive products, and competitive rates to our existing and prospective customers. Mid Penn has been actively reducing the balances of higher cost long-term borrowings and replacing these with local, relationship-based core deposits. This has had a positive impact on the Bank's cost of funds and interest expense. The loan and lease charge-offs of $6,994,000 recorded during the fourth quarter of 2009 offset the growth in loan volume on a year-over-year basis.

Asset Quality

Mid Penn's asset quality ratios are highlighted below:

	Period Ended
	June 30, 2010	December 31, 2009	June 30, 2009

Non-performing assets to period-end loans & OREO	4.10%	3.31%	1.09%
Net loan charge-offs/average total loans (annualized)	0.31%	1.58%	0.13%
Loan loss reserve/gross loans	1.70%	1.60%	1.42%
Non-performing loan coverage	42.80%	50.43%	158.16%

Nonperforming assets at June 30, 2010 were down from $20,889,000, or 4.40% of period-end loans & OREO reported at March 31, 2010. Mid Penn's provision for loan and lease losses was $925,000 for the second quarter of 2010, compared to $479,000 during the second quarter of 2009. For the six months ended June 30, 2010, the provision for loan and lease losses was $1,085,000 compared to $1,412,000 for the first half of 2009.

Total net charge-offs for the three months ended June 30, 2010 were $340,000 versus net charge-offs of $113,000 for the same period in 2009. Total net charge-offs were $740,000 for the first six months of 2010, compared to $287,000 for the first six months of 2009.

Capital

The Bank's capital ratios at June 30, 2010 were as follows:

	Mid Penn Bank	Regulatory Guidelines "Well Capitalized"
Leverage Ratio	7.45%	5.00%
Tier 1	9.77%	6.00%
Total Capital	11.03%	10.00%

Mid Penn's Tier 1 Capital was 9.77% at June 30, 2010, an increase from the 9.20% reported at December 31, 2009. The Total Capital at June 30, 2010 was 11.03%, an increase from 10.50% at December 31, 2009. Shareholders' equity at June 30, 2010 totaled $47,963,000, a decrease of $2,186,000, or 4.4%, from June 30, 2009. The decrease in shareholders' equity is the result of Mid Penn's net loss available to common shareholders of ($2,809,000) in 2009 and the payment of $1,809,000 in common dividends for that same time period. These reductions in capital have been partially offset by the addition of earnings available to common shareholders during the six months ended June 30, 2010 of $1,269,000.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC").  Accordingly, the financial information in this announcement is subject to change.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect", "anticipate", "intend", "plan", "believe", "estimate", and similar expressions are intended to identify such forward-looking statements.

Mid Penn's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

  The effects of future economic conditions on Mid Penn and its customers;
  Governmental monetary and fiscal policies, as well as legislative and regulatory changes;
  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
  The risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
  The effects of economic deterioration on current customers, specifically the effect of the economy on loan customers' ability to repay loans;
  The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
  The costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
  Technological changes;
  Acquisitions and integration of acquired businesses;
  The failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
  Acts of war or terrorism;
  Volatilities in the securities markets;
  Deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

CONTACT:  Mid Penn Bancorp, Inc.
          Rory G. Ritrievi, President, Chief Executive Officer
          Kevin W. Laudenslager, Vice President, Treasurer
          (717) 692-2133
          349 Union Street
          Millersburg, PA  17061